Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Digital Brands Group, Inc.

Austin, Texas

We hereby consent to the inclusion in this Registration Statement on Form S-1 (the “Registration Statement”) to be filed on or about December 15, 2025 of our report dated April 9, 2025, with respect to the consolidated balance sheets of Digital Brands Group, Inc. (the “Company”), as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Macias, Gini and O’Connell LLP

Irvine, California

December 15, 2025